Lexmark reports second quarter results

  Revenue and EPS results highlighted by strong Enterprise Software performance
  Combined Enterprise Software and MPS grew 37 percent, comprised 40 percent of total revenue
  Annualized subscription contract value increased 124 percent year to year
  Paid 15th consecutive quarterly dividend
  Kofax acquisition nearly doubles Enterprise Software annualized revenue
  2015 restructuring program expected to generate annualized pretax savings of $65 million

Lexington, Ky. – July 21, 2015 – Lexmark International, Inc. today announced financial results for the second quarter of 2015.

“Lexmark delivered strong growth in Higher Value Solutions revenue, which is comprised of Enterprise Software and Managed Print Services,” said Paul Rooke, Lexmark chairman and chief executive officer. “Despite the ongoing headwinds from the strong U.S. dollar and near-term laser supplies channel optimization particularly in EMEA, overall Lexmark delivered a good quarter.

"With the addition of Kofax, Lexmark increased Higher Value Solutions annualized revenue to approximately $1.5 billion while nearly doubling the annualized revenue of our Enterprise Software segment.

“Lexmark’s transformation is fueled by our disciplined capital allocation framework, designed to invest in growing our Higher Value Solutions capabilities while rewarding shareholders through the ongoing return of capital,” Rooke said.

Second Quarter Results

  Second quarter results include Kofax subsequent to May 21, 2015.

Revenue (millions)	2Q15	2Q14
GAAP	$879	$892
Adjustments	11	2
Non-GAAP[1]	$891	$894

EPS	2Q15	2Q14
GAAP	$(0.59)	$0.59
Adjustments	1.56	0.40
Non-GAAP	$0.97	$0.99

Second Quarter GAAP Results Year-to-Year Comparisons

  Revenue of $879 million in 2015 compares to $892 million in 2014.
  Gross profit margin of 41.2 percent compares to 39.4 percent in the same period last year.
  Operating income margin was -2.2 and 7.0 percent in 2015 and 2014, respectively.
  The 2015 restructuring negatively impacted second quarter 2015 GAAP pre-tax earnings by $32 million. The anticipated resolution of German copyright levy and other litigation resulted in a net benefit to second quarter 2015 GAAP and non-GAAP pre-tax earnings of $21 million.
  EPS of -$0.59 in 2015 compares to $0.59 in the same period last year.

Second Quarter Non-GAAP Results Year-to-Year Comparisons

  Revenue of $891 million in 2015 compares to $894 million in 2014.
  Core revenue2 of $856 million grew 3 percent, up 11 percent at constant currency3.
  Gross profit margin of 43.8 percent compares to 40.8 percent in the same period last year.
  Operating income margin was 10.6 percent and 10.9 percent in 2015 and 2014, respectively.
  Adjusted EBITDA4 of $139 million in 2015 compares to $144 million in 2014.
  EPS of $0.97 in 2015 compares to $0.99 in the same period last year.

Second Quarter Non-GAAP Segment Revenue Year-to-Year Comparisons

  ISS5 revenue declined 11 percent, down 4 percent at constant currency.
  MPS6 revenue grew 4 percent, up 12 percent at constant currency.
  Non-MPS7 revenue declined 12 percent, down 5 percent at constant currency.
  Inkjet Exit8 revenue declined 48 percent, down 45 percent at constant currency.
  Enterprise Software revenue was $139 million. Excluding adjustments, Enterprise Software revenue of $150 million grew 136 percent, up 144 percent at constant currency.
  Deferred software revenue9 increased 136 percent year to year.
  Annualized subscription contract value10 increased 124 percent year to year.

Second Quarter Non-GAAP Higher Value Solutions Revenue Year-to-Year

  Lexmark’s Higher Value Solutions revenue11 excluding adjustments grew 37 percent, up 46 percent at constant currency.
  Higher Value Solutions revenue accounted for 40 percent of total revenue, up from 29 percent in the same period in 2014.

Second Quarter Annuity Revenue

  Lexmark is growing a more predictable Annuity revenue12 base of laser supplies, Software maintenance, Software subscriptions and ISS extended warranty.
  Lexmark’s Annuity revenue of $2.4 billion for the trailing four quarters grew 2 percent and comprised 69 percent of Core revenue.

Balance Sheet

  Cash13 was $144 million at quarter end, $124 million of which was non U.S.-based.
  Net Debt14 was $924 million. This includes cash minus credit facilities of $368 million and long-term bonds of $700 million. This compares to Net Cash14of $331 million in the same period last year.

Cash Flow

  Net cash flow provided by operating activities was -$9 million compared with $102 million in the second quarter of 2014.
  Free cash flow15 was -$37 million compared with $76 million in the second quarter of 2014. Free cash flow was significantly impacted by Kofax acquisition-related expenses and near-term EMEA laser supplies channel optimization.
  Capital expenditures were $28 million compared to $26 million in the same quarter last year.

Transforming Lexmark, Driving Shareholder Value

  Lexmark’s capital allocation framework delivers shareholder value through investments to build and grow Lexmark’s higher value software and solutions business, and through the return of capital to shareholders.
  Lexmark’s target is to return, on average, more than 50 percent of free cash flow to shareholders through quarterly dividends and share repurchases, and the company has returned 91 percent since the first quarter of 2011.
  Lexmark paid a second quarter dividend of $22 million, its 15th consecutive quarterly dividend.
  Share repurchases will be paused for an estimated 18 to 24 months while credit facilities related to the Kofax acquisition are paid.

Lexmark Completes Acquisition of Kofax

  On May 21, Lexmark closed its acquisition of Kofax Limited in a cash transaction of approximately $1 billion in enterprise value.
  This acquisition nearly doubles the size of Lexmark’s Enterprise Software annualized revenue to approximately $700 million.
  In addition to the significant increase in scale, Kofax is expected to help accelerate the growth and significantly expand the operating margin of Lexmark’s Enterprise Software.

  This acquisition was funded with Lexmark’s non-U.S. cash and existing credit facilities, and has resulted in an enhanced, more efficient balance sheet benefiting from the deployment of available overseas cash and existing balance sheet capacity.
  In May, Reynolds C. Bish, formerly CEO of Kofax, was named president of Lexmark’s Enterprise Software reporting directly to Paul Rooke, Lexmark chairman and chief executive officer. Bish has been active in the enterprise software markets for more than 20 years, and successfully led Kofax since 2007.

2015 Restructuring Expected to Generate Ongoing Pretax Savings of $65 Million

  Lexmark is announcing restructuring actions today designed to increase profitability and operational efficiency.
  These global restructuring actions are expected to be broad-based but are primarily expected to capture the anticipated cost and expense synergies from the Kofax and ReadSoft acquisitions.
  Also, as the strong U.S. dollar continues to negatively impact the company’s earnings, restructuring actions will also be taken to reduce cost and expense structure in the ISS segment and corporate organization.
  Primary impact will be general and administrative, marketing and development positions as well as the consolidation of regional facilities.
  These actions are expected to result in the elimination of approximately 500 positions worldwide over the next 18 months, with approximately one third of the positions being shifted to low cost countries.
  These actions are expected to generate $2 million savings in 2015, and annualized savings of $65 million beginning in 2017. Lexmark expects the savings will be split approximately 90 percent operating expense, and 10 percent cost of goods sold.
  The total pretax cost for these actions is expected to be approximately $55 million, with $37 million incurred in 2015 and the remainder in 2016.
  The cash impact for these actions is expected to be $55 million, with $13 million incurred in 2015 and the remainder in 2016.

Looking Forward – Third Quarter of 2015

  Core revenue is expected to increase 3 to 5 percent year to year.
  Total revenue is expected to be in the range of -1 to +1 percent year to year.
  GAAP EPS are expected to be around -$0.48 to -$0.38.
  Non-GAAP EPS are expected to be around $0.51 to $0.61.

Looking Forward – Full Year of 2015

  Core revenue is expected to increase 3 to 5 percent year to year.
  Total revenue is expected to be in the range of -1 to +1 percent year to year.
  GAAP EPS are expected to be around -$0.49 to -$0.29.
  Non-GAAP EPS are expected to be around $3.55 to $3.75.

Conference Call Today

  The company will be hosting a conference call with securities analysts today at 8:30 a.m. EDT. A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 68800223.
  Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark

Lexmark (NYSE: LXK) creates enterprise software, hardware and services that remove the inefficiencies of information silos and disconnected processes, connecting people to the information they need at the moment they need it. Open the possibilities at www.Lexmark.com.

Lexmark, the Lexmark logo and Open the possibilities are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, fluctuations in foreign currency exchange rates; failure to successfully integrate newly acquired businesses; inability to realize all of the anticipated benefits of the company’s acquisitions; possible changes in the size of expected restructuring costs, charges, and savings; market acceptance of new products; continued economic uncertainty related to volatility of the global economy; inability to execute the company’s strategy to become an end-to-end solutions provider; decreased supplies consumption; aggressive pricing from competitors and resellers; changes in the company’s tax provisions or tax liabilities; excessive inventory for the company’s reseller channel; failure to manage inventory levels or production capacity; periodic variations affecting revenue and profitability; the failure of information technology systems, including data breaches or cyberattacks; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; business disruptions; increased competition in the aftermarket supplies business; inability to obtain and protect the company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; ineffective internal controls; customer demands and new regulations related to conflict-free minerals; fees on the company’s products or litigation costs required to protect the company’s rights; inability to perform under managed print services contracts; the inability to attract, retain and motivate key employees; terrorist acts; acts of war or other political conflicts; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; credit risk associated with the company’s customers, channel partners, and investment portfolio; the outcome of litigation or regulatory proceedings to which the company may be a party; unforeseen cost impacts as a result of new legislation; changes in a country’s political or economic conditions; disruptions at important points of exit and entry and distribution centers; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

(1)  In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP financial measures such as EBITDA, Adjusted EBITDA, earnings per share amounts and related income statement items which management believes provides useful information to investors. When used in this press release, “non-GAAP” Adjusted EBITDA, earnings per share amounts and related income statement items exclude restructuring charges and project costs, acquisition and divestiture-related adjustments and pension plan actuarial gains/losses.

The rationale for management's use of non-GAAP measures is included in Appendix A to the financial information attached hereto.

(2) Core revenue is defined as total Lexmark revenue minus Inkjet Exit revenue.

(3) Constant currency is calculated by translating prior period results at current period exchange rates and removing related hedge gains and losses.

(4) Adjusted EBITDA, a non-GAAP measure, is defined as net earnings plus net interest expense (income), provision for income taxes, depreciation and amortization, excluding restructuring charges and project costs, acquisition and divestiture related adjustments and pension plan actuarial gains or losses.

(5) ISS is the acronym for Lexmark’s Imaging Solutions and Services segment

(6) MPS revenue is defined as ISS laser hardware, supplies and fleet management solutions sold through a managed print services agreement.

(7) Non-MPS revenue is defined as ISS laser hardware, laser supplies, dot matrix hardware, and dot matrix supplies not sold as a part of an MPS agreement. Non-MPS also includes parts and service related to hardware maintenance.

(8) Inkjet Exit is defined as consumer and business inkjet hardware and supplies that the company is exiting.

(9) Deferred software revenue is defined as amounts billed to customers but not yet recognized as software revenue.

(10) Annualized subscription contract value indicates value for the upcoming four quarters.

(11) Higher Value Solutions revenue is defined as combined MPS and Enterprise Software revenue.

(12) Annuity revenue includes laser supplies, laser extended warranty, software subscriptions, and software maintenance for the trailing four quarters.

(13) Cash is defined as cash, cash equivalents and current marketable securities.

(14) Net debt or Net cash, a non-GAAP measure, is defined as Cash minus long-term and short-term debt.

(15) Free cash flow, a non-GAAP measure, is defined as net cash flows provided by operating activities minus purchases of property, plant and equipment plus proceeds from sale of fixed assets if applicable.

Investor Contact:

John Morgan

(859) 232-5568

jmorgan@lexmark.com

Media Contact:

Jerry Grasso

(859) 232-3546

ggrasso@lexmark.com

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Revenue:
Product	$719.9	$773.2	$1,434.6	$1,536.8
Service	159.4	118.6	296.7	232.7
Total Revenue	879.3	891.8	1,731.3	1,769.5
Cost of revenue:
Product	415.8	453.8	844.2	899.5
Service	100.7	84.8	194.3	168.6
Restructuring-related costs	0.7	2.0	0.8	8.6
Total Cost of revenue	517.2	540.6	1,039.3	1,076.7
Gross profit	362.1	351.2	692.0	692.8

Research and development	85.5	80.9	163.2	160.0
Selling, general and administrative	262.0	201.6	472.2	408.6
Restructuring and related charges	33.8	6.3	33.6	7.9
Operating expense	381.3	288.8	669.0	576.5
Operating (loss) income	(19.2)	62.4	23.0	116.3

Interest expense (income), net	10.0	7.4	17.7	15.2
Other (income) expense, net	(0.6)	0.3	0.2	1.1
(Loss) earnings before income taxes	(28.6)	54.7	5.1	100.0

Provision for income taxes	7.7	17.2	21.6	33.2
Net (loss) earnings	$(36.3)	$37.5	$(16.5)	$66.8

Net (loss) earnings per share:
Basic	$(0.59)	$0.60	$(0.27)	$1.08
Diluted	$(0.59)	$0.59	$(0.27)	$1.05
Shares used in per share calculation:
Basic	61.5	62.2	61.4	62.1
Diluted	61.5	63.4	61.4	63.4
Cash dividends declared per common share	$0.36	$0.36	$0.72	$0.66

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

(In Millions)

(Unaudited)

	June 30,	December 31,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$143.6	$309.3
Marketable securities	–	624.6
Trade receivables, net	463.6	424.7
Inventories	274.7	253.0
Prepaid expenses and other current assets	287.7	225.8
Total current assets	1,169.6	1,837.4

Property, plant and equipment, net	764.5	786.1
Goodwill	1,344.3	602.7
Intangibles, net	625.9	264.3
Other assets	137.2	142.6
Total assets	$4,041.5	$3,633.1

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$10.0	$–
Accounts payable	489.3	532.8
Accrued liabilities	713.1	678.5
Total current liabilities	1,212.4	1,211.3

Long-term debt	1,057.8	699.7
Other liabilities	578.8	458.8
Total liabilities	2,849.0	2,369.8

Stockholders' equity:
Common stock and capital in excess of par	1,002.5	957.2
Retained earnings	1,341.8	1,404.1
Treasury stock, net	(1,036.4)	(1,006.4)
Accumulated other comprehensive loss	(115.4)	(91.6)
Total stockholders' equity	1,192.5	1,263.3
Total liabilities and stockholders' equity	$4,041.5	$3,633.1

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net (Loss) Earnings (In Millions)	2Q15	2Q14
GAAP	$(36)	$37
Restructuring charges and project costs	31	8
Acquisition and divestiture-related adjustments	65	19
Actuarial gain on pension plan	–	(2)
Non-GAAP	$60	$62

	Six Months Ended
	June 30
Net (Loss) Earnings (In Millions)	2015	2014
GAAP	$(17)	$67
Restructuring charges and project costs	33	17
Acquisition and divestiture-related adjustments	94	38
Actuarial gain on pension plan	–	(2)
Non-GAAP	$110	$121

EBITDA and Adjusted EBITDA (In Millions)	2Q15	2Q14
GAAP Net (Loss) Earnings	$(36)	$37
Net interest expense (income)	10	7
Provision for income taxes	8	17
Depreciation and amortization	77	65
EBITDA	$58	$127
Restructuring charges and project costs	37	12
Acquisition and divestiture-related adjustments	44	8
Actuarial gain on pension plan	–	(3)
Adjusted EBITDA	$139	$144

	Six Months Ended
	June 30
EBITDA and Adjusted EBITDA (In Millions)	2015	2014
GAAP Net (Loss) Earnings	$(17)	$67
Net interest expense (income)	18	15
Provision for income taxes	22	33
Depreciation and amortization	143	132
EBITDA	$165	$247
Restructuring charges and project costs	39	21
Acquisition and divestiture-related adjustments	58	16
Actuarial gain on pension plan	–	(3)
Adjusted EBITDA	$262	$281

(Loss) Earnings Per Share	2Q15	2Q14
GAAP	$(0.59)	$0.59
Restructuring charges and project costs	0.51	0.13
Acquisition and divestiture-related adjustments	1.05	0.30
Actuarial gain on pension plan	–	(0.03)
Non-GAAP	$0.97	$0.99

	Six Months Ended
	June 30
(Loss) Earnings Per Share	2015	2014
GAAP	$(0.27)	$1.05
Restructuring charges and project costs	0.54	0.27
Acquisition and divestiture-related adjustments	1.53	0.61
Actuarial gain on pension plan	–	(0.03)
Non-GAAP	$1.80	$1.90

(Loss) Earnings Per Share Guidance	3Q15	3Q14
GAAP	$(0.38) - $(0.48)	$0.60
Restructuring charges and project costs	0.08	0.13
Acquisition and divestiture-related adjustments	0.92	0.32
Non-GAAP	$0.51 - $0.61	$1.05

(Loss) Earnings Per Share Guidance	2015	2014
GAAP	$(0.29) - $(0.49)	$1.25
Restructuring charges and project costs	0.73	0.52
Acquisition and divestiture-related adjustments	3.31	1.36
Actuarial gain on pension plan	–	0.91
Non-GAAP	$3.55 - $3.75	$4.04

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) (1)	2Q15	2Q14
GAAP	$879	$892
Acquisition-related adjustments [A][B]	11	2
Non-GAAP	$891	$894

Higher Value Solutions Revenue (In Millions) (2)	2Q15	2Q14
GAAP	$879	$892
Inkjet Exit Revenue	(35)	(67)
Non-MPS Revenue	(503)	(569)
Higher Value Solutions Revenue	$342	$256
Acquisition-related adjustments [A][B]	11	2
Higher Value Solutions Revenue, excluding acquisition-related adjustments	$353	$259
Constant currency adjustments	(3)	(18)
Non-GAAP, at constant currency	$350	$240

Core Revenue (In Millions) (3)	2Q15	2Q14
GAAP	$879	$892
Inkjet Exit Revenue	(35)	(67)
Acquisition-related adjustments [A][B]	11	2
Core Revenue	$856	$827
Constant currency adjustments	(18)	(74)
Non-GAAP, at constant currency	$838	$754

Enterprise Software Revenue (In Millions) (4)	2Q15	2Q14
GAAP	$139	$61
Acquisition-related adjustments [A][B]	11	2
Non-GAAP	$150	$64
Constant currency adjustments	–	(2)
Non-GAAP, at constant currency	$150	$62

Deferred Software Revenue (In Millions) (5)	2Q15	2Q14
GAAP	$178	$90
Acquisition-related adjustments	48	6
Non-GAAP	$226	$96

Annuity Revenue (In Millions) (6)	2Q15	2Q14
GAAP	$879	$892
Inkjet Exit Revenue	(35)	(67)
Non-Annuity Revenue	(287)	(241)
Annuity Revenue	$557	$584
Acquisition-related adjustments	9	1
Non-GAAP	$567	$585

Imaging Solutions and Services ("ISS") Revenue (In Millions) (7)	2Q15	2Q14
GAAP	$740	$830
Constant currency adjustments	(18)	(75)
Non-GAAP, at constant currency	$722	$755

Managed Print Services ("MPS") Revenue (In Millions) (8)	2Q15	2Q14
GAAP ISS Revenue	$740	$830
Inkjet Exit Revenue	(35)	(67)
Non-MPS Revenue	(503)	(569)
MPS Revenue	$203	$195
Constant currency adjustments	(3)	(16)
Non-GAAP, at constant currency	$200	$179

Non-MPS Revenue (In Millions) (9)	2Q15	2Q14
GAAP ISS Revenue	$740	$830
Inkjet Exit Revenue	(35)	(67)
MPS Revenue	(203)	(195)
Non-MPS Revenue	$503	$569
Constant currency adjustments	(15)	(55)
Non-GAAP, at constant currency	$487	$513

Inkjet Exit Revenue (In Millions) (10)	2Q15	2Q14
GAAP ISS Revenue	$740	$830
MPS Revenue	(203)	(195)
Non-MPS Revenue	(503)	(569)
Inkjet Exit Revenue	$35	$67
Constant currency adjustments	–	(3)
Non-GAAP, at constant currency	$35	$63

Gross Profit (In Millions)	2Q15	2Q14
GAAP	$362	$351
Restructuring charges and project costs [C][D]	1	2
Acquisition-related adjustments [A][B]	28	13
Actuarial gain on pension plan [E]	–	(1)
Non-GAAP	$390	$365

Gross Profit Margin (%)	2Q15	2Q14
GAAP	41.2%	39.4%
Restructuring charges and project costs	0.1%	0.2%
Acquisition-related adjustments	3.1%	1.4%
Actuarial gain on pension plan	0.0%	(0.1)%
Non-GAAP	43.8%	40.8%

Operating Income (In Millions)	2Q15	2Q14
GAAP	$(19)	$62
Restructuring charges and project costs [C][D]	37	12
Acquisition and divestiture-related adjustments [A][B]	77	26
Actuarial gain on pension plan [E]	–	(3)
Non-GAAP	$95	$98

Operating Income Margin (%)	2Q15	2Q14
GAAP	(2.2)%	7.0%
Restructuring charges and project costs	4.2%	1.3%
Acquisition and divestiture-related adjustments	8.6%	2.9%
Actuarial gain on pension plan	0.0%	(0.3)%
Non-GAAP	10.6%	10.9%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

(1)

Year-to-year Revenue growth was approximately -1% on a GAAP basis and 0% on a non-GAAP basis. Financial results in the second quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax subsequent to the date of acquisition.

(2)

Year-to-year Higher Value Solutions Revenue growth was approximately 33% on a GAAP basis, 37% excluding acquisition-related adjustments and 46% on a non-GAAP basis at constant currency. Higher Value Solutions Revenue was 39% as a percentage of total GAAP revenue and 40% as a percentage of total non-GAAP revenue for the quarter ending June 30, 2015. Higher Value Solutions Revenue was 29% as a percentage of total GAAP revenue and 29% as a percentage of total non-GAAP revenue for the quarter ending June 30, 2014. Financial results in the second quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax subsequent to the date of acquisition.

(3)

Year-to-year Revenue growth was approximately -1% on a GAAP basis, 3% on a non-GAAP basis, excluding Inkjet Exit and acquisition-related adjustments, and 11% on a non-GAAP basis at constant currency. Financial results in the second quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax subsequent to the date of acquisition.

(4)

Year-to-year Enterprise Software Revenue growth was approximately 126% on a GAAP basis, 136% on a non-GAAP basis and 144% on a non-GAAP basis at constant currency. Financial results in the second quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax subsequent to the date of acquisition.

(5)

Year-to-year Deferred Software Revenue growth was approximately 98% on a GAAP basis and 136% on a non-GAAP basis. Financial results in the second quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax subsequent to the date of acquisition.

(6)

Year-to-year Annuity Revenue growth was approximately -5% on a GAAP basis and -3% on a non-GAAP basis. Annuity Revenue was 63% as a percentage of total GAAP Revenue and 64% as a percentage of total Core Revenue for the quarter ending June 30, 2015. Financial results in the second quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax subsequent to the date of acquisition.

(7)	Year-to-year ISS Revenue growth was approximately -11% on a GAAP basis and -4% on a non-GAAP basis at constant currency.

(8)	Year-to-year MPS Revenue growth was approximately 4% on a GAAP basis and 12% on a non-GAAP basis at constant currency.

(9)	Year-to-year Non-MPS Revenue growth was approximately -12% on GAAP basis and -5% on a non-GAAP basis at constant currency.

(10)	Year-to-year Inkjet Exit Revenue growth was approximately -48% on a GAAP basis and -45% on a non-GAAP basis at constant currency.

[A]

Amounts for the three months ended June 30, 2015, include total acquisition-related adjustments of $76.6 million with $11.5 million, $16.1 million, $0.3 million and $48.7 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $48.3 million of acquisition-related expenses and $0.4 million of divestiture-related expenses.

[B]

Amounts for the three months ended June 30, 2014, include total acquisition and divestiture-related adjustments of $26.2 million with $2.4 million, $10.3 million, $0.2 million and $13.3 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $13.0 million of acquisition-related expenses and $0.3 million of divestiture-related expenses.

[C]

Amounts for the three months ended June 30, 2015, include total restructuring charges and project costs of $37.2 million with $0.7 million and $2.7 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $33.8 million in Restructuring and related charges.

[D]

Amounts for the three months ended June 30, 2014, include total restructuring charges and project costs of $11.8 million with $2.0 million and $3.5 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $6.3 million in Restructuring and related charges.

[E]

Amounts for the three months ended June 30, 2014, include actuarial gain on pension plan of $2.9 million with $0.6 million, $1.2 million and $1.1 million included in Cost of revenue, Research and development and Selling, general and administrative.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

	Six Months Ended
	June 30
Revenue (In Millions) (1)	2015	2014
GAAP	$1,731	$1,769
Acquisition-related adjustments [A][B]	15	5
Non-GAAP	$1,746	$1,775

Higher Value Solutions Revenue (In Millions) (2)	2015	2014
GAAP	$1,731	$1,769
Inkjet Exit Revenue	(83)	(139)
Non-MPS Revenue	(1,035)	(1,134)
Higher Value Solutions Revenue	$613	$497
Acquisition-related adjustments [A][B]	15	5
Higher Value Solutions Revenue, excluding acquisition-related adjustments	$628	$502
Constant currency adjustments	(6)	(32)
Non-GAAP, at constant currency	$622	$470

Core Revenue (In Millions) (3)	2015	2014
GAAP	$1,731	$1,769
Inkjet Exit Revenue	(83)	(139)
Acquisition-related adjustments [A][B]	15	5
Core Revenue	$1,664	$1,636
Constant currency adjustments	(35)	(138)
Non-GAAP, at constant currency	$1,629	$1,498

	Trailing 4 quarters
Core Revenue (In Millions)	2015	2014
GAAP	$3,672	$3,666
Inkjet Exit Revenue	(200)	(323)
Acquisition-related adjustments [A][B]	26	16
Core Revenue	$3,499	$3,359

Enterprise Software Revenue (In Millions) (4)	2015	2014
GAAP	$225	$122
Acquisition-related adjustments [A][B]	15	5
Non-GAAP	$240	$128
Constant currency adjustments	–	(5)
Non-GAAP, at constant currency	$240	$123

Deferred Software Revenue (In Millions) (5)	2015	2014
GAAP	$178	$90
Acquisition-related adjustments	48	6
Non-GAAP	$226	$96

	Trailing 4 quarters
Annuity Revenue (In Millions) (6)	2015	2014
GAAP	$3,672	$3,666
Inkjet Exit Revenue	(200)	(323)
Non-Annuity Revenue	(1,090)	(1,004)
Annuity Revenue	$2,382	$2,339
Acquisition-related adjustments	18	5
Non-GAAP	$2,400	$2,344

ISS Revenue (In Millions) (7)	2015	2014
GAAP	$1,506	$1,647
Constant currency adjustments	(35)	(140)
Non-GAAP, at constant currency	$1,471	$1,507

MPS Revenue (In Millions) (8)	2015	2014
GAAP ISS Revenue	$1,506	$1,647
Inkjet Exit Revenue	(83)	(139)
Non-MPS Revenue	(1,035)	(1,134)
MPS Revenue	$388	$374
Constant currency adjustments	(6)	(28)
Non-GAAP, at constant currency	$382	$346

Non-MPS Revenue (In Millions) (9)	2015	2014
GAAP ISS Revenue	$1,506	$1,647
Inkjet Exit Revenue	(83)	(139)
MPS Revenue	(388)	(374)
Non-MPS Revenue	$1,035	$1,134
Constant currency adjustments	(29)	(106)
Non-GAAP, at constant currency	$1,006	$1,028

Inkjet Exit Revenue (In Millions) (10)	2015	2014
GAAP ISS Revenue	$1,506	$1,647
MPS Revenue	(388)	(374)
Non-MPS Revenue	(1,035)	(1,134)
Inkjet Exit Revenue	$83	$139
Constant currency adjustments	–	(7)
Non-GAAP, at constant currency	$83	$133

Gross Profit (In Millions)	2015	2014
GAAP	$692	$693
Restructuring charges and project costs [C][D]	1	9
Acquisition-related adjustments [A][B]	44	26
Actuarial gain on pension plan [E]	–	(1)
Non-GAAP	$737	$727

Gross Profit Margin (%)	2015	2014
GAAP	40.0%	39.2%
Restructuring charges and project costs	0.0%	0.5%
Acquisition-related adjustments	2.5%	1.5%
Actuarial gain on pension plan	0.0%	0.0%
Non-GAAP	42.2%	40.9%

Operating Income (In Millions)	2015	2014
GAAP	$23	$116
Restructuring charges and project costs [C][D]	39	24
Acquisition and divestiture-related adjustments [A][B]	113	53
Actuarial gain on pension plan [E]	–	(3)
Non-GAAP	$175	$190

Operating Income Margin (%)	2015	2014
GAAP	1.3%	6.6%
Restructuring charges and project costs	2.3%	1.3%
Acquisition and divestiture-related adjustments	6.5%	3.0%
Actuarial gain on pension plan	0.0%	(0.2)%
Non-GAAP	10.0%	10.7%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

(1)

Year-to-year Revenue growth was approximately -2% on a GAAP basis and -2% on a non-GAAP basis. Financial results of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax subsequent to the date of acquisition.

(2)

Year-to-year Higher Value Solutions Revenue growth was approximately 24% on a GAAP basis, 25% excluding acquisition-related adjustments and 33% on a non-GAAP basis at constant currency. Higher Value Solutions Revenue was 35% as a percentage of total GAAP revenue and 36% as a percentage of total non-GAAP revenue for the period ending June 30, 2015. Higher Value Solutions Revenue was 28% as a percentage of total GAAP revenue and 28% as a percentage of total non-GAAP revenue for the period ending June 30, 2014. Financial results of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax subsequent to the date of acquisition.

(3)

Year-to-year Revenue growth was approximately -2% on a GAAP basis, 2% on a non-GAAP basis, excluding Inkjet Exit and acquisition-related adjustments, and 9% on a non-GAAP basis at constant currency. Financial results of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax subsequent to the date of acquisition.

(4)

Year-to-year Enterprise Software Revenue growth was approximately 84% on a GAAP basis, 88% excluding acquisition-related adjustments and 95% on a non-GAAP basis at constant currency. Financial results of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax subsequent to the date of acquisition.

(5)

Year-to-year Deferred Software Revenue growth was approximately 98% on a GAAP basis and 136% on a non-GAAP basis. Financial results of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax subsequent to the date of acquisition.

(6)

Year-to-year Annuity Revenue growth for the trailing four quarters was approximately 2% on a GAAP basis and 2% excluding acquisition-related adjustments. Annuity Revenue for the trailing four quarters was 65% as a percentage of total GAAP Revenue and 69% as a percentage of total Core Revenue for the period ending June 30, 2015. Financial results of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014, those of Claron acquired in the first quarter of 2015 and those of Kofax subsequent to the date of acquisition.

(7)	Year-to-year ISS Revenue growth was approximately -9% on a GAAP basis and -2% on a non-GAAP basis at constant currency.

(8)	Year-to-year MPS Revenue growth was approximately 4% on a GAAP basis and 10% on a non-GAAP basis at constant currency.

(9)	Year-to-year Non-MPS Revenue growth was approximately -9% on a GAAP basis and -2% on a non-GAAP basis at constant currency.

(10)	Year-to-year Inkjet Exit Revenue growth was approximately -41% on a GAAP basis and -38% on a non-GAAP basis at constant currency.

[A]

Amounts for the six months ended June 30, 2015, include total acquisition-related adjustments of $113.4 million with $14.7 million, $29.4 million, $0.5 million and $68.8 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $68.4 million of acquisition-related expenses and $0.4 million of divestiture-related expenses.

[B]

Amounts for the six months ended June 30, 2014, include total acquisition and divestiture-related adjustments of $52.5 million with $5.4 million, $20.5 million, $0.4 million and $26.2 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $24.7 million of acquisition-related expenses and $1.5 million of divestiture-related expenses.

[C]

Amounts for the six months ended June 30, 2015, include total restructuring charges and project costs of $39.1 million with $0.8 million and $4.7 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $33.6 million in Restructuring and related charges.

[D]

Amounts for the six months ended June 30, 2014, include total restructuring charges and project costs of $23.7 million with $8.6 million and $7.2 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $7.9 million in Restructuring and related charges.

[E]

Amounts for the six months ended June 30, 2014, include actuarial gain on pension plan of $2.9 million with $0.6 million, $1.2 million and $1.1 million included in Cost of revenue, Research and development and Selling, general and administrative, respectively.

Appendix 1

Note:   Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources, and in certain circumstances for employee incentive compensation. Effective first quarter 2015, the Company is using a constant non-GAAP tax rate, which management believes reflects the long-term average tax rate based on our international structure and geographic distribution of earnings. In addition, the Company is also using constant currency which removes estimated currency rate impacts and related hedge gains and losses from key performance indicators, which management believes facilitates a better understanding of trends in our business. Adjustments to GAAP results in determining non-GAAP results fall into the categories that are described below:

1) Restructuring charges and project costs

In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period, and the Company does not consider these items to be part of core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits, pension and postretirement plan curtailments, inventory-related charges and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition and divestiture-related adjustments

In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue

Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.  Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets

Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs

In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as investment banking fees, legal and accounting fees, stock based compensation expense related to replacement awards issued to employees of acquired companies and costs of retention bonus programs for the senior management of acquired companies. Integration costs may consist of information technology expenses including software and systems to be implemented in acquired companies, consulting costs and travel expenses as well as non-cash charges related to the abandonment of assets under construction by the Company that are determined to be duplicative of assets of the acquired company and non-cash charges related to certain assets which are abandoned as systems are integrated across the combined entity. Acquisition and integration expenses also include costs associated with the Company’s rebranding announcement in April 2015 as well as related non-cash charges for the abandonment of certain obsolete marketing assets. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

d. Divestiture-related adjustments

In connection with divestitures, management provides supplementary non-GAAP financial measures of expenses to normalize for the impact of certain earnings and expenses which would not have been incurred otherwise. In 2013 the Company recognized a net gain on the sale of inkjet-related technology and assets, which consisted of a subsidiary, intellectual property and other assets, and transition services.  In addition, the Company has incurred costs related to the divestiture, such as employee travel expenses and compensation, consulting costs, training costs, and transition services. These costs are incremental to normal operating charges and are expensed as incurred. Management excluded the income and expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

3) Actuarial gain/loss on pension plan

Lexmark elected during the fourth quarter of 2013 to change its method of accounting for mark-to-market (“MTM”) asset and actuarial gains and losses for its pension and other postretirement plans to improve transparency of operational performance. MTM is also a more preferable approach under generally accepted accounting principles. Under this MTM accounting approach, asset and actuarial gains and losses will be recognized in net periodic benefit cost in the period in which they occur, rather than being recognized in accumulated other comprehensive income and amortized over future periods. Lexmark management believes that it is appropriate to exclude MTM asset and actuarial gains and losses from non-GAAP financial measures due to the nature and underlying volatility of these gains and losses.  Further, management believes that MTM asset and actuarial gains and losses relate to market performance of assets, discount rates, and actuarial assumptions, which do not directly arise from the Company’s core operations, and the exclusion of these items from non-GAAP financial measures facilitates meaningful comparison both across periods and among entities.

Tax effects of non-GAAP adjustments

Effective this first quarter of 2015, Lexmark is using a constant non-GAAP tax rate of 30%, which management believes reflects the long-term average tax rate based on our global supply chain, including our geographic distribution of earnings. The long-term average rate is calculated after excluding the tax effect of the non-GAAP items described above. Further, the non-GAAP tax rate removes the variability introduced by discrete events such as tax law changes, tax authority settlements and other non-recurring items.  The Company believes the long-term non-GAAP tax rate eliminates the effects of non-recurring and period specific items which can vary in size and frequency, facilitating a meaningful comparison across periods.  This rate is subject to change over time for various reasons, including material changes in our geographic business mix, acquisitions and/or modifications to statutory tax rates.

Constant Currency

Lexmark presents certain measures, such as period-over-period revenue growth and operating income, on a constant currency basis, which excludes the effects of foreign currency translation. Due to the continuing strengthening of the U.S. dollar against foreign currencies and the overall variability of foreign exchange rates from period to period, Lexmark’s management uses these measures on a constant currency basis to evaluate period-over-period operating performance. Measures presented on a constant currency basis are calculated by translating prior period results at current period exchange rates and removing related hedge gains and losses.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance. Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.